Exhibit 99.1

The Knot Reports First Quarter 2010 Financial Results

-- Revenue up 16% as national online advertising grows 31% --

-- Conference Call Today at 4:30 p.m. ET Dial-In (866) 430-3457 (ID# 72427791) --

NEW YORK--(BUSINESS WIRE)--May 6, 2010--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), the premier media company devoted to weddings, babies and everything in between, today reported financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Results

For the quarter ended March 31, 2010, The Knot reported revenue of $27.5 million, up 16% from $23.7 million in the first quarter of 2009. Online advertising revenue grew 13% versus the prior year’s first quarter, as national online advertising grew 31% and local online advertising grew 4%. Wedding supplies revenue grew 34% while registry services revenue declined 1%. Publishing and other revenue increased 10% compared to the first quarter of 2009.

Wedding supplies revenue benefited from the acquisition completed in May of 2009. Revenue attributable to that acquisition was $1.6 million. Growth in publishing and other revenue was primarily due to a $1 million one-time fee the Company received from the early termination of its old registry agreement with Macy’s. Without these items, total revenue grew by 5% over the first quarter of 2009.

For the quarter ended March 31, 2010, the Company’s net loss was $111,000 or $0.00 per basic and diluted share, compared to a net loss of $1.3 million or $0.04 per basic and diluted share in the first quarter of 2009.

The Company’s balance sheet reflects cash and cash equivalents of $101.7 million and short-term investments of $30.7 million. The Company has no debt.

“We are pleased to see growth return to national advertising as brand marketers increasingly recognize the value inherent in our targeted audience of brides, newlyweds and new parents,” said Co-founder and Chief Executive David Liu. “We are focused on further leveraging the strength of our brands and audience to drive growth in registry and local advertising in the US.”

Recent Developments

  GiftRegistry360.com, the Company’s universal gift registry platform, launched at the end of April. The new platform integrates products from multiple registries into one list to become the ultimate destination for online registry management and gifting.

  The Nest magazine will be available on newsstands for the first time this summer, expanding the brand’s distribution through top US retailers: Barnes & Noble, Borders, Target, Wal-Mart and more.
  The Company’s board of directors authorized a $50 million stock repurchase program through which the Company may repurchase stock from time to time either in the open market or through privately negotiated transactions. No stock has been repurchased under this program to date.

First Quarter 2010 Financial Highlights

  National and local online revenue was $5.6 million and $8.9 million, respectively, for the three months ended March 31, 2010, as compared to $4.2 million and $8.6 million for the first quarter of 2009.
  Gross profit margin was 78.8% for the three months ended March 31, 2010, compared to 79.5% in the first quarter of 2009.
  Operating expense was $21.8 million for the three months ended March 31, 2010, as compared to $21.2 million for the corresponding period in 2009. The increase in operating expense is primarily related to additional personnel as a result of the acquisitions completed last year, higher marketing costs to address reduced website traffic to WeddingChannel.com caused by the change in the Macy’s relationship and the expansion in China. Depreciation and amortization expense declined to $1.5 million for the three months ended March 31, 2010, compared to $2.6 million for the corresponding period in 2009.
  Stock-based compensation expense was $1.1 million for the three months ended March 31, 2010, as compared to $1 million for the corresponding period in 2009.
  Net cash provided by operating activities was $2.1 million for the three months ended March 31, 2010, as compared to $2.3 million for the same period in 2009. Capital expenditures were $299,000 for the three months ended March 31, 2010, as compared to $575,000 for the same period in 2009.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, May 6, 2010, to discuss its first quarter 2010 financial results. Participants should dial in (866) 430-3457 Reference #72427791 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687, conference ID #72427791.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is the premier media company devoted to weddings, pregnancy, and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the industry’s #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest and The Bump. Our groundbreaking community platforms and incomparable content have ignited passionate communities across the country. The Knot, Inc., is recognized by the industry for being innovative in all media -- from the web to social media and mobile, to magazines and books, television and video. For our advertisers and partners, The Knot, Inc., offers the consummate opportunity to connect with our devoted communities as they make the most important decisions of their lives. Founded in 1996, The Knot, Inc., is made up of four major revenue categories: online sponsorship and advertising, registry services, merchandise and publishing. The company is publicly listed on NASDAQ (KNOT) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation that we will generate a lower level of revenue from the Macy’s relationship in 2010 compared to 2009, (viii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (ix) the dependence of WeddingChannel.com’s registry services business on third parties, (x) the potential for losses on our investments in auction rate securities or our inability to liquidate these investments at desired times and in desired amounts, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$101,705	$94,993
Short-term investments	30,749	36,498
Accounts receivable, net	8,385	8,704
Accounts receivable from affiliate	1,163	444
Inventories	3,441	2,708
Deferred production and marketing costs	573	685
Deferred tax assets, current portion	2,441	2,441
Other current assets	3,796	2,948
Total current assets	152,253	149,421

Property and equipment, net	5,593	6,148
Intangible assets, net	9,668	10,341
Goodwill	37,750	37,757
Deferred tax assets	20,594	20,588
Other assets	529	620
Total assets	$226,387	$224,875

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,023	$8,861
Deferred revenue	11,441	10,190
Total current liabilities	20,464	19,051
Deferred tax liabilities	3,508	3,504
Other liabilities	183	214
Total liabilities	24,155	22,769

Stockholders’ equity:
Common stock	338	337
Additional paid-in-capital	209,676	209,440
Accumulated deficit	(7,782)	(7,671)
Total stockholders’ equity	202,232	202,106
Total liabilities and stockholders’ equity	$226,387	$224,875

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$14,464	$12,823
Registry services	1,698	1,718
Merchandise	6,921	5,166
Publishing and other	4,420	4,010
Total net revenue	27,503	23,717

Cost of revenue	5,837	4,858

Gross profit	21,666	18,859

Operating expenses:
Product and content development	5,601	5,173
Sales and marketing	9,163	7,956
General and administrative	5,549	5,405
Depreciation and amortization	1,529	2,646
Total operating expenses	21,842	21,180

Income (loss) from operations	(176)	(2,321)

Loss in equity interest	(115)	-
Interest and other income, net	82	303

Loss before income taxes	(209)	(2,018)
	(98)	(727)
Benefit for income taxes

Net loss	($111)	($1,291)

Basic earnings (loss) per share	$0.00	($0.04)
Diluted earnings (loss) per share	$0.00	($0.04)

Weighted average number of common shares outstanding:
Basic	32,361,527	31,877,674
Diluted	32,361,527	31,877,674

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555 x1012
Corporate Communications Manager
IR@theknot.com